UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2007

CARBIZ INC.
(Exact name of registrant as specified in its charter)

Ontario, Canada	000-52209	None
(State or other jurisdiction	(Commission File	(IRS Employer
of	Number)	Identification No.)
incorporation)

7405 North Tamiami Trail
Sarasota, Florida 34243
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (941) 952-9255

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act.

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

Acquisition of Assets

     Pursuant to an Asset Purchase Agreement ("Asset Purchase Agreement") dated December 24, 2007 (the "Closing Date"), Carbiz Inc., through a newly formed wholly-owned subsidiary, Texas Auto Credit, Inc. (“Texas Auto”) completed its acquisition of a portfolio of used automobile and light truck loans, consisting of approximately 1,550 loans with an outstanding balance due of approximately $17,580,000.00, and 245 used automobiles and light trucks located in Texas, from AGM, LLC. The summary of the transaction described herein does not purport to be complete and is qualified by reference to the Asset Purchase Agreement, a copy of which is filed as an exhibit to this Current Report and incorporated by reference herein.

     In order to effectuate the acquisition, the Company entered into an amended credit agreement with its senior lenders. See “Amendment of Senior Credit Facility” below.

Amendment of Senior Credit Facility

     On December 24, 2007, the Company entered into a Second Amended and Restated Loan and Security Agreement (the “Amended Credit Agreement”) with SWC Services LLC, as initial lender and administrative agent (“SWC”), the other lenders who become a party to the Amended Credit Agreement from time to time (collectively, the “Lenders”), and AGM, LLC as Additional Collateral Agent.

     The Amended Credit Agreement is divided into two parts, one to finance Texas Auto’s business (the “Texas facilities”), and one to finance the Company’s remaining business (the “Non-Texas facilities”).

The Non-Texas Facilities

     The Non-Texas facilities, which have been carried forward from the existing loan and security agreement, have a maximum commitment of $30 million, including a $23 million revolving receivable loan facility, a $2 million revolving floor plan loan facility, and a term loan in the amount of up to $21.925 million. The revolving receivable loan facility and revolving floor plan loan facility will expire on October 1, 2011, and the term loan has a maturity date of April 1, 2011.

     The Company borrowed approximately $18.6 million under the term loan to finance the assumption of the senior debt of Astra Financial Services, Inc. and Calcars AB, Inc., in October 2008, as previously reported. The Company borrowed an additional $2.325 million under the term loan on November 1, 2007. The remaining $1 million may be borrowed on January 2, 2008. The commitment for the additional $1 million under the term loan will expire at the close of business on such date if any of such funds are not drawn on such date. The January draw under the term loan, as well as the revolving receivable loan facility and revolving floor plan loan facility, may be used to finance the Company’s working capital needs.

     All borrowings under the Non-Texas facilities will accrue interest at 12% per annum until September 30, 2008. Beginning October 1, 2008, through January 31, 2009, the interest rate on the term loan will increase to 18% per annum; beginning February 1, 2008, through July 31, 2009, the interest rate on the term loan will increase to 21% per annum; beginning August 1, 2009, through January 31, 2010, the interest rate on the term loan will increase to 24% per annum. Payment of all interest on the term loan in excess of 12% per annum will be deferred until February 1, 2010, on which date all such deferred interest will be due and payable, unless waived as described below.

     All deferred interest on the term loan as described above will be waived by the lenders as follows: the interest rate will be 12% per annum for any time between October 1, 2008 and January 31, 2009 when the outstanding principal balance of the term loan is less than $7,500,000; the interest rate will be 12% per annum for any time between February 1, 2009 and July 31, 2009 when the outstanding principal balance of the term loan is less than $4,000,000; and the interest rate will be 12% per annum for any time between August 1, 2009 and January 31, 2010 when the outstanding principal balance of the term loan is less than $2,000,000.

     Beginning February 1, 2010, through January 31, 2011, the interest rate on the term loan will increase to 28% per annum. Thereafter, the interest rate on the term loan will increase by 3% per annum every six months until paid.

     Any outstanding balance due under the term loan is required to be repaid in twelve equal monthly installments beginning May 1, 2010.

     The Company must pay a termination fee if the Non-Texas facilities are fully repaid and terminated prior to their scheduled maturity date. If the Non-Texas facilities are repaid during the first 12 months, the fee is 4.00% of the aggregate amount of the revolving receivable loan facility commitment and the revolving floor plan loan facility commitment; if it is repaid during months 13 through 24, the fee is 3.00%; if it is repaid during months 25 through 36, the fee is 2.00%; and if it is repaid during months 37 through 48, the fee is 1.00% .

The Texas Facilities

     In connection with the acquisition by Texas Auto of the loan portfolio and automobiles and light trucks located in Texas from AGM, LLC described above, the Lenders provided for a group of loan facilities to finance the purchase of the loan portfolio and automobiles and light trucks, as well as the operation of used car dealerships to be operated by Texas Auto. The Texas facilities have a maximum commitment of $34.975 million initially, including a $15 million revolving receivable loan facility, a $2 million revolving floor plan loan facility, and a term loan in the amount of up to $17.975 million. Texas Auto borrowed $15 million under the term loan to finance the purchase of the loan portfolio and automobiles and light trucks from AGM, LLC. It may draw up to an additional $1 million to be funded in one advance between January 1, 2008 and January 10, 2008, an additional $1.225 million under the term loan on January 8, 2008, and an additional $750,000 on April 16, 2008. The commitment for such additional funds under the term loan will expire at the close of business on such dates if any of such funds are not drawn on such date. The January 8 and April draws under the term loan, as well as the revolving receivable loan facility and revolving floor plan loan facility, may be used to finance Texas Auto’s working capital needs. The other January draw under the term loan will be used to finance the remainder of the purchase of the loan portfolio and automobiles and light trucks from AGM, LLC.

     Upon the request of the Company, the revolving receivable loan facility commitment under the Texas facilities may be increased from $15 million to $30 million, then from $30 million to $45 million, then from $45 million to $60 million. Each increase will be made at the sole discretion of SWC. Similarly, upon the request of the Company, the revolving floor plan loan facility commitment under the Texas facilities may be increased from $2 million to $2.5 million, then from $2.5 million to $3 million, then from $3 million to $4 million, with each increase being made at the sole discretion of SWC.

     The revolving receivable loan facility and revolving floor plan loan facility will expire on October 1, 2011, and the term loan has a maturity date of April 1, 2011.

     All borrowings under the Non-Texas facilities will accrue interest at 12% per annum until December 31, 2008. Beginning January 1, 2009, through April 30, 2009, the interest rate on the term loan will increase to 18% per annum; beginning May 1, 2009, through October 31, 2009, the interest rate on the term loan will increase to 21% per annum; beginning November 1, 2009, through April 30, 2010, the interest rate on the term loan will increase to 24% per annum; . Payment of all interest on the term loan in excess of 12% per annum will be deferred until May 1, 2010, on which date all such deferred interest will be due and payable, unless waived as described below.

     All deferred interest on the term loan as described above will be waived by the lenders as follows: the interest rate will be 12% per annum for any time between January 1, 2009 and April 30, 2009 when the outstanding principal balance of the term loan is less than $7,500,000; the interest rate will be 12% per annum for any time between May 1, 2009 and October 31, 2009 when the outstanding principal balance of the term loan is less than $4,000,000; and the interest rate will be 12% per annum for any time between November 1, 2009 and April 30, 2010 when the outstanding principal balance of the term loan is less than $2,000,000.

     Beginning May 1, 2010, through October 31, 2010, the interest rate on the term loan will increase to 28% per annum. Thereafter, the interest rate on the term loan will increase by 3% per annum every six months until paid.

     The initial $15 million term loan must be repaid in 12 equal monthly installments equal to 1/12 of the balance on May 1, 2010 and again on the first day of each calendar month thereafter. The January 8 term loan advance and the April 16 term loan advance must be repaid in 30 equal monthly installments equal to 1/30 of the balance of such additional advances on July 1, 2008 and again on the first day of each calendar month thereafter. The principal of the other January term loan advance shall be repaid $250,000 on January 10, 2009 and $750,000 on January 10, 2010.

     The Company must pay a termination fee if the Texas facilities are fully repaid and terminated prior to their scheduled maturity date. If the Texas facilities are repaid prior to January 1, 2009, the fee is 3.00% of the aggregate amount of the revolving receivable loan facility commitment and the revolving floor plan loan facility commitment; if it is repaid during 2009, the fee is 2.00%; if it is repaid during 2010, the fee is 1.00% .

General

     The Amended Credit Agreement is secured by a first priority interest in all the existing and after acquired tangible and intangible assets of the Company and its subsidiaries.

     Upon the occurrence and during the continuance of an event of default under the Amended Credit Agreement, the applicable interest rate will be increased by 6% per annum.

     The Company paid a fee of $875,000 to GVC Financial Services, LLC, in connection with this financing pursuant to the term of its agreement for the representation of the Company for the facilitation of financing facilities, dated December 18, 2006. Such amount is payable as follows: $473,958.33 payable on January 8, 2008 and the balance payable in 11 equal installments of $36,458.33 beginning February 8, 2008 and continuing on the eighth day of each month thereafter.

     The Amended Credit Agreement also contains customary covenants, including, but not limited to, restrictions on each of the following, as more fully described in the Amended Credit Agreement:

  maintenance, preservation and protection of collateral;

  incurrence of additional debt;

  incurrence of liens;

  sales of assets and other fundamental corporate changes; and

  dividends and distributions.

     In addition, the Amended Credit Agreement contains financial covenants which require, among other things, that the Company maintain specified interest coverage and loss to liquidation ratios, and meet certain specified minimum net income, loan loss and collection requirements. The Company and the Initial Lender have agreed to negotiate until February 15, 2008 regarding certain additional financial covenants relating to maintenance of specific leverage ratios and minimum tangible net worth requirements. If they cannot reach agreement on such additional covenants within such time, it will constitute a default under the Amended Credit Agreement.

     The Amended Credit Agreement provides for customary events of default, including, but not limited to, payment defaults, breaches of representations, warranties or covenants, bankruptcy events, failure to pay judgments and change of control. Certain of these events of default are subject to notice and cure periods or materiality thresholds. If an event of default occurs, the Lenders will be permitted to restrict the Borrowers’ ability to further access the Amended Credit Agreement for advances and require the immediate repayment of any outstanding advances under the Amended Credit Agreement.

     The foregoing summary does not purport to be complete and is qualified in its entirety by the full text of the Amended Credit Agreement, which is attached hereto and incorporated by reference as if fully set forth herein.

     At December 24, 2007, the Company had total outstanding borrowings under the Amended Credit Agreement of $33,815,691. The amount of borrowings under the Amended Credit Agreement may fluctuate materially, depending on various factors, including the size of the Company’s Eligible Receivables, the time of year, the Company’s need to acquire inventory, changes to the Company’s plans and initiatives, changes to the Company’s capital expenditure plans and the occurrence of other events or transactions that may require funding through the Amended Credit Agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Asset Purchase Agreement by and among AGM, LLC and Texas Auto Credit, Inc. dated December 24, 2007.

10.2	Second Amended and Restated Loan and Security Agreement, dated December 24, 2007, with SWC Services LLC as initial lender and administrative agent, and AGM, LLC as additional collateral agent.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARBIZ INC.

Date: December 28, 2007	By:	/s/ Stanton Heintz
Stanton Heintz
Chief Financial Officer